Exhibit 23(c)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-229844 on Form S-3 of our reports dated February 19, 2020, relating to the financial statements and financial statement schedule of Georgia Power Company, appearing in this Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 19, 2020